Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Third Quarter 2015 Financial Results

The Woodlands, Texas (November 9, 2015) - Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three and nine months ended September 30, 2015. SMLP reported third quarter 2015 adjusted EBITDA of $48.5 million and adjusted distributable cash flow of $34.7 million compared to $53.2 million and $38.0 million, respectively, for the third quarter of 2014. SMLP reported net income of $23.6 million for the third quarter of 2015 compared to $7.8 million for the third quarter of 2014. Natural gas volume throughput averaged 1,390 million cubic feet per day (“MMcf/d”) in the third quarter of 2015 compared to 1,465 MMcf/d in the third quarter of 2014 and 1,519 MMcf/d in the second quarter of 2015. Crude oil and produced water volume throughput in the third quarter of 2015 averaged 51.5 thousand barrels per day (“Mbbl/d”) in the third quarter of 2015 compared to 33.5 Mbbl/d in the third quarter of 2014 and 54.3 Mbbl/d in the second quarter of 2015.
For the nine months ended September 30, 2015, SMLP reported adjusted EBITDA of $157.2 million and adjusted distributable cash flow of $115.9 million compared to $150.8 million and $110.8 million, respectively, for the comparable period in 2014. SMLP reported net income of $33.7 million for the first nine months of 2015 compared to $19.4 million for the first nine months of 2014. Natural gas volume throughput averaged 1,497 MMcf/d for the first nine months of 2015 compared to 1,393 MMcf/d for the comparable period in 2014. Crude oil and produced water volume throughput averaged 51.3 Mbbl/d for the first nine months of 2015 compared to 29.1 Mbbl/d for the comparable period in 2014.
Steve Newby, President and Chief Executive Officer commented, “SMLP’s third quarter financial results reflect our highly contracted and fee-based business model and highlights our ability to consistently perform in a challenging commodity price environment. Our quarterly operating results reflect volume declines, primarily across our Barnett and Marcellus gathering systems, which were contemplated in our previous 2015 financial guidance. We believe that this trend will begin to reverse over the next two quarters given our visibility towards the commissioning of a large number of drilled and uncompleted wells (“DUCs”) across our asset base.
Relative to the second quarter of 2015, lower third quarter volumes on our Barnett gathering system were primarily due to natural production declines from existing wells together with ongoing drilling and completion activities related to 21 new wells on existing pad sites from one of our most active customers. Volume declines on our Marcellus gathering system were primarily related to natural production declines during the quarter coupled with our customer’s continued deferral of completion activities related to 32 (of 50 total) wells located upstream of our gathering system. While these drilling and completion activities contributed to lower sequential quarterly volume, they also create future identifiable volume catalysts which we expect will positively impact our Barnett gathering system beginning in the fourth quarter of 2015 and our Marcellus system across the first half of 2016.
Our expectation for increasing volumes between the fourth quarter of 2015 and the second quarter of 2016 is primarily a result of the expected commissioning of a large backlog of DUCs upstream of our Barnett, Marcellus, and Williston - Liquids gathering systems. Overall, we expect to see declining volumes begin to reverse by the end of the fourth quarter of 2015, particularly on the Barnett system where we currently have 28 DUCs, 11 of which were recently drilled. We have 32 DUCs upstream of our Marcellus gathering system and more than 50 DUCs upstream of our Polar & Divide gathering systems. We expect that the vast majority of these DUCs will be turned to sales at various times through end of the second quarter of 2016. In addition, we have good visibility across our Piceance assets where we expect more than 50 wells to be commissioned in western Colorado by the end of the first quarter of 2016.
We continue to expect to see increasing volumes across our liquids gathering systems in the Williston and we expect to commission our Stampede Lateral crude oil pipeline, which is covered by minimum volume commitments, by the end of 2015. Because of these identifiable volume catalysts, coupled with our strong balance sheet and our high percentage of fee-based revenue and long-term contracts, many of which include minimum volume commitments, we are optimistic about our near term prospects and our ability to drive future growth.”

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Energy Capital Partners Reviewing Strategic Options for Summit Investments
Energy Capital Partners (“ECP”), the private equity firm that controls Summit Midstream Partners, LLC (“Summit Investments”), is working with management to explore and evaluate strategic options to enhance the value of its investment in Summit Investments and SMLP.
Summit Investments indirectly owns the general partner of SMLP, a 43.8% limited partner interest in SMLP, or approximately 30 million units, all of SMLP’s incentive distribution rights, and other midstream assets under development and intended to be contributed to SMLP as part of a previously announced drop down plan. ECP is exploring a broad range of options, including but not limited to:

•	pursuing a sale or other divestiture of its ownership interest in Summit Investments, which could result in a change in control of SMLP;

•	pursuing an initial public offering of interests in the general partner of SMLP;

•
augmenting Summit Investments’ previously announced plan to execute $400.0 million to $800.0 million of drop down transactions with SMLP each year through 2017, including, potentially accelerating the overall drop down schedule or, in light of recent market conditions, adjusting the valuation metrics or financing plans to facilitate future drop down transactions; or

•
other forms of sponsor support for SMLP in light of recent market volatility, such as a unit repurchase program that could involve open market purchases of SMLP common units in transactions to be executed from time to time as market conditions permit.

“As a private equity firm, ECP continually evaluates strategic alternatives to maximize value for its investment platforms,” Doug Kimmelman, ECP’s Senior Partner commented. He added, “With the current volatility in MLP markets, strategic dialogues with other MLP’s and financial investors in the sector have become more regular. ECP has invested over $1.0 billion of capital into Summit and we are prudently reviewing multiple paths to realize the best value for the entire Summit business, which could include a sale of Summit Investments, the potential for an IPO of its general partner, or an acceleration of our current drop down plans. Our evaluation criteria for moving forward with any alternative will take into account not only the significant operating and development asset base that we have funded at Summit Investments in North Dakota, Colorado and Ohio, but also the large position that we have in SMLP units (29.7 million common and subordinated units) and the IDRs. We continue to see meaningful value in all three of these ownership positions (Summit Investments’ assets, SMLP units and IDRs).“
Summit has received numerous unitholder inquiries about ECP’s willingness to consummate a transaction that would result in the development assets and SMLP not being controlled by the same or affiliated entities and effectively “orphaning” SMLP. ECP has assured us that it is not currently evaluating alternatives that would decouple the dropdown inventory at Summit Investments from SMLP. “We believe that Summit’s well established strategy of developing assets at Summit Investments and offering them to SMLP at the appropriate time is an important element of maximizing the value across the entire investment,” Kimmelman commented.
There can be no assurances that any such transaction or other course of action will be pursued or, if any such transaction is consummated, what a future owner of Summit Investments would do.
SMLP and Summit Investments do not currently intend to disclose further developments with respect to this process except to the extent ECP approves a specific transaction, the review process is concluded or it is required by law or otherwise deemed appropriate. The evaluation process is expected to be completed in the fourth quarter of 2015.
Third Quarter 2015 Segment Financial Results
Marcellus Shale
The Mountaineer Midstream gathering system provides SMLP’s midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with third parties. Antero Resources Corp. (“Antero”) is the only customer on the Mountaineer Midstream system. Natural gas on the Mountaineer Midstream system is delivered to MarkWest Energy Partners, L.P.’s Sherwood Processing Complex located in Doddridge County, West Virginia.
Segment adjusted EBITDA totaled $5.8 million for the third quarter of 2015, up 46.5% over the third quarter of 2014, primarily due to a 9.9% increase in volume throughput (to 457 MMcf/d) as well as the receipt of MVC shortfall payments related to the Zinnia Loop. Higher volume throughput relative to the third quarter of 2014 resulted from Antero well connections, primarily in Doddridge County and points further west, by third-party gathering systems located upstream of the Mountaineer Midstream system. Volumes were down 15.7% (from 542 MMcf/d) relative to the second quarter of 2015 due to natural declines from existing wells behind the system, together with Antero’s strategy to continue to

EX 99.1-2

defer completion activities on wells located in the Marcellus Shale. Summit expects volumes on the Mountaineer Midstream system to increase significantly beginning in the first half of 2016 as regional takeaway pipeline infrastructure is commissioned, which is expected to improve producer netbacks for residue gas exiting the Sherwood Processing Complex. Summit expects 32 of Antero’s 50 deferred well completions will flow to the Sherwood Processing Complex via the Mountaineer Midstream system, beginning in the first half of 2016.
Segment general and administrative (“G&A”) expenses decreased $0.5 million in the third quarter of 2015, relative to the third quarter of 2014, primarily related to our decision to discontinue allocating certain corporate overhead expenses to the reportable segments beginning in the first quarter of 2015, as had been our practice in prior periods.
Williston Basin - Gas
The Bison Midstream gathering system provides SMLP’s midstream services for the Williston Basin - Gas reportable segment. This system gathers and delivers low-pressure associated natural gas production from pad sites located in Mountrail and Burke counties in North Dakota to third-party pipelines serving Aux Sable Midstream, LLC’s processing plant in Channahon, Illinois.
Segment adjusted EBITDA totaled $5.1 million for the third quarter of 2015, down 0.3% from the third quarter of 2014 primarily due to lower margins associated with our percent-of-proceeds contracts, as well as a 19.0% decrease in volume throughput (from 21 MMcf/d in the third quarter of 2014), partially offset by $1.3 million related to lower segment operating expense. Volumes in the third quarter of 2015 were flat relative to the second quarter of 2015 at 17 MMcf/d. Segment adjusted EBITDA for the third quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $0.7 million in the third quarter of 2015 compared to the third quarter of 2014.
Williston Basin - Liquids
The Polar and Divide gathering system provides SMLP’s midstream services for the Williston Basin - Liquids reportable segment. This system gathers and delivers crude oil and produced water received from pad sites located in Williams and Divide counties in North Dakota to (i) the Colt Hub rail terminal in Epping, North Dakota for crude oil and (ii) various third-party injection wells located in the region for produced water. The 50 Mbbl/d Stampede Lateral crude oil pipeline serving Global Partners, LP’s Columbus Rail Terminal is expected to be complete and in service by the end of 2015, providing customers on the Polar and Divide gathering system with an additional crude oil delivery point.
Segment adjusted EBITDA totaled $5.7 million for the third quarter of 2015, up 92.1% over the third quarter of 2014 primarily due to (i) 53.7% higher volume throughput (to 51.5 Mbbl/d) reflecting new pad site connections as well as ongoing drilling activity by SMLP’s customers, and (ii) higher gathering rates associated with contract amendments with certain customers in 2014 that reflect SMLP’s capital commitment to further expand the Polar and Divide system. Volumes decreased 5.2% (from 54.3 Mbbl/d) relative to the second quarter of 2015 primarily due to construction work to enhance the system integrity of the produced water gathering system and increase capacity on the Thomas Lateral, a produced water pipeline. The Thomas Lateral, which moves approximately 2.0 Mbbl/d of produced water, was offline for the majority of the third quarter of 2015 before being recommissioned in mid-October. Crude oil volumes averaged 42.9 Mbbl/d in the third quarter of 2015, up 1.0% over the second quarter of 2015.
Segment adjusted EBITDA for the third quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $0.8 million in the third quarter of 2015 compared to the third quarter of 2014.

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Barnett Shale
The DFW Midstream gathering system provides SMLP’s midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites primarily located in southeast Tarrant County, Texas to downstream intrastate pipelines serving various natural gas hubs in the region.
Segment adjusted EBITDA totaled $13.1 million for the third quarter of 2015, down 15.8% over the third quarter of 2014 primarily due to lower volume throughput. Volume throughput in the third quarter was negatively impacted by a natural decline from our customers’ existing wells on the system, partially offset by volumes from the Lonestar acquisition which closed on September 30, 2014. We expect to commission 10 new wells on an existing six well pad site in the fourth quarter of 2015, which we expect will be a catalyst to stimulate volume throughput beginning in the fourth quarter of 2015. The six existing wells were shut-in for all of the third quarter of 2015 while completion activities were ongoing. Volumes were down 8.7% (from 356 MMcf/d) relative to the second quarter of 2015. In addition to the 10 new wells that we expect will begin production in the fourth quarter of 2015, our customers have another 18 wells that have been drilled and are in various stages of the completion process; we expect that all of these 18 wells will be producing by the end of the second quarter of 2016.
Segment adjusted EBITDA for the third quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $0.9 million in the third quarter of 2015 compared to the third quarter of 2014.
Piceance Basin
The Grand River gathering system provides SMLP’s midstream services for the Piceance Basin reportable segment. This system provides low-pressure and high-pressure natural gas gathering and processing services for producers operating in western Colorado and eastern Utah.
Segment adjusted EBITDA totaled $24.3 million for the third quarter of 2015, down 13.5% over the third quarter of 2014. Volume throughput on the Grand River system decreased by 11.4% (from 667 MMcf/d) from the third quarter of 2014 primarily as a result of our anchor customer’s continued suspension of drilling activities in the basin. The impact of these volume declines were partially offset by higher MVC shortfall payment adjustments associated with certain of our customers’ gas gathering agreements. Volumes were down 2.2% (from 604 MMcf/d) relative to the second quarter of 2015. In addition to lower volume throughput, lower commodity prices negatively impacted the margins that we earn from our percent-of-proceeds contracts and the condensate drip that we retain on the legacy Grand River system and sell for our own account. Segment adjusted EBITDA was also impacted by $0.5 million related to higher operation and maintenance expense associated with year-to-date property tax accrual true-ups and compressor overhauls during the quarter.
Segment adjusted EBITDA for the third quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $1.6 million in the third quarter of 2015 compared to the third quarter of 2014.
SMLP’s commercial team executed a gathering agreement amendment with one of its largest and most active customers in the Piceance Basin to connect new pad sites in the region that will allow for production from 70 new wells before the end of 2017; 50 new wells are expected in 2016.
The majority of the gathering agreements for the Piceance Basin segment include MVCs, which largely mitigate the financial impact associated with volume declines. As a result, lower volume throughput in the third quarter of 2015 primarily translated into larger MVC shortfall payments, thereby minimizing the impact on segment adjusted EBITDA.

EX 99.1-4

The following table presents average daily throughput by reportable segment:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Average daily throughput (MMcf/d):
Marcellus Shale	457	416	515	357
Williston Basin – Gas	17	21	17	16
Barnett Shale	325	361	361	353
Piceance Basin	591	667	604	667
Aggregate average daily throughput	1,390	1,465	1,497	1,393

Average daily throughput (Mbbls/d):
Williston Basin – Liquids	51.5	33.5	51.3	29.1
Average daily throughput	51.5	33.5	51.3	29.1

MVC Shortfall Payments
SMLP billed its customers $5.6 million in the third quarter of 2015 because those customers did not meet their MVCs. For those customers that do not have credit banking mechanisms in their gathering agreements, or have no ability to use MVC shortfall payments as credits, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned.

For the third quarter of 2015, SMLP recognized $36.1 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance Basin, and Barnett Shale segments. $34.4 million of the gathering revenue is related to the deferred revenue recognition associated with a certain Piceance Basin customer that SMLP determined that it would be remote that it could ship volumes in excess of its future MVC as an offset to future gathering fees. As such, the deferred revenue associated with this customer, as reflected on the balance sheet, was recognized as revenue on the income statement.

MVC shortfall payment adjustments in the third quarter of 2015 totaled $9.1 million and included adjustments related to future anticipated shortfall payments from certain customers in the Piceance Basin, Williston Basin - Gas, and Barnett Shale segments.

The net impact of SMLP’s MVC shortfall payment mechanisms increased adjusted EBITDA by $14.7 million in the third quarter of 2015.

EX 99.1-5

	Three months ended September 30, 2015
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Marcellus Shale	$—	$—	$—	$—
Williston Basin – Gas	—	7	(7)	—
Barnett Shale	—	—	—	—
Piceance Basin	3,937	34,388	(30,451)	3,937
Total net change	$3,937	$34,395	$(30,458)	$3,937

MVC shortfall payment adjustments:
Marcellus Shale	$795	$795	$—	$795
Williston Basin – Gas	—	—	3,477	3,477
Barnett Shale	37	37	86	123
Piceance Basin	860	860	5,541	6,401
Total MVC shortfall payment adjustments	$1,692	$1,692	$9,104	$10,796

Total	$5,629	$36,087	$(21,354)	$14,733

	Nine months ended September 30, 2015
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Marcellus Shale	$—	$—	$—	$—
Williston Basin – Gas	—	27	(27)	—
Barnett Shale	677	2,377	(1,700)	677
Piceance Basin	11,509	34,388	(22,879)	11,509
Total net change	$12,186	$36,792	$(24,606)	$12,186

MVC shortfall payment adjustments:
Marcellus Shale	$2,385	$2,385	$—	$2,385
Williston Basin – Gas	—	—	8,997	8,997
Barnett Shale	107	107	(215)	(108)
Piceance Basin	1,522	1,522	17,738	19,260
Total MVC shortfall payment adjustments	$4,014	$4,014	$26,520	$30,534

Total	$16,200	$40,806	$1,914	$42,720
Capital Expenditures
For the three months ended September 30, 2015, SMLP recorded total capital expenditures of $29.1 million, including approximately $2.1 million of maintenance capital expenditures. Development activities during the third quarter of 2015 were related primarily to the ongoing expansion of the Polar and Divide system, including the Stampede Lateral, which is expected to be placed into service by the end of 2015.

EX 99.1-6

Capital & Liquidity
As of September 30, 2015, SMLP had total liquidity (undrawn borrowing capacity under its $700.0 million revolving credit facility) of $396.0 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $904.9 million, total leverage (net debt divided by EBITDA) was 4.3 to 1 as of September 30, 2015.
Financial Guidance
Through the first nine months of 2015, SMLP has generated adjusted EBITDA of $157.2 million and increased its distribution per unit by 2.7% over the $0.56 per unit paid for the fourth quarter of 2014. SMLP expects adjusted EBITDA for the full 2015 calendar year and distribution per unit to be at or slightly below the low end of previous guidance - $210 million to $220 million for adjusted EBITDA and 4.0% to 6.0% for distribution per unit. SMLP measures its distribution per unit growth rates in the context of annualizing the distribution paid for the most recent quarter in the current year compared to the comparable quarter of the preceding year.
SMLP expects to provide financial guidance for fiscal 2016 in the first quarter of 2016.
Quarterly Distribution
On October 22, 2015, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all outstanding common and subordinated units, or $2.30 per unit on an annualized basis, for the quarter ended September 30, 2015. This distribution will be paid on November 13, 2015 to unitholders of record as of the close of business on November 6, 2015. This distribution represents an increase of $0.035 per unit, or 6.5%, over the distribution paid for the third quarter of 2014 and an increase of $0.005, or 0.9%, over the $0.57 per unit distribution paid for the second quarter of 2015.
Third Quarter 2015 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Monday, November 9, 2015, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6397 or toll-free 800-708-4540 and entering the passcode 40977490. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until November 23, 2015 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 40977490#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses, less other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received, less cash interest paid, senior notes interest, cash taxes paid and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other unusual or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. In May 2015, SMLP acquired the assets comprising the Polar and Divide system from two subsidiaries of Summit Investments. In March 2014, SMLP acquired Red Rock Gathering from a subsidiary of Summit Investments. SMLP accounted for both the Polar and Divide Drop Down and the Red Rock Drop Down on an "as-if pooled" basis because these transactions were executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting, historical cost of construction, and the results of operations of (i) Polar and Divide since February 15, 2013 and (ii) Red Rock Gathering

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since October 23, 2012, as if SMLP had owned and operated both Polar and Divide and Red Rock Gathering during the common control period.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,600 miles of pipeline and is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.

About Summit Midstream Partners, LLC
Summit Investments indirectly owns a 43.8% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various natural gas, crude oil and produced water-related midstream energy infrastructure assets in the Utica Shale in southeastern Ohio, the Bakken Shale in northwestern North Dakota, and the DJ Basin in northeastern Colorado. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements under the heading "Energy Capital Partners Reviewing Strategic Options for Summit Investments" and the discussion of the evaluation of strategic alternatives. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2014 Annual Report on Form 10-K as updated and superseded by our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2015 and as amended and updated from time to time. Further, SMLP is subject to the risks and uncertainties of any strategic alternative, including whether any strategic alternative will be identified and, if identified, whether it will be pursued and consummated. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,459	$26,504
Accounts receivable	45,902	89,201
Other current assets	3,773	3,517
Total current assets	55,134	119,222
Property, plant and equipment, net	1,448,548	1,414,350
Intangible assets, net	448,293	477,734
Goodwill	265,062	265,062
Other noncurrent assets	15,145	17,353
Total assets	$2,232,182	$2,293,721

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$15,560	$24,855
Due to affiliate	625	2,711
Deferred revenue	677	2,377
Ad valorem taxes payable	7,318	9,118
Accrued interest	7,733	18,858
Other current liabilities	12,014	13,550
Total current liabilities	43,927	71,469
Long-term debt	904,642	808,000
Deferred revenue	32,333	55,239
Other noncurrent liabilities	6,597	7,292
Total liabilities	987,499	942,000

Common limited partner capital	906,107	649,060
Subordinated limited partner capital	307,719	293,153
General partner interests	30,857	24,676
Summit Investments' equity in contributed subsidiaries	—	384,832
Total partners' capital	1,244,683	1,351,721
Total liabilities and partners' capital	$2,232,182	$2,293,721

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$90,685	$56,598	$212,822	$162,359
Natural gas, NGLs and condensate sales	8,710	23,970	33,290	76,977
Other revenues	3,854	4,216	11,572	10,813
Total revenues	103,249	84,784	257,684	250,149
Costs and expenses:
Cost of natural gas and NGLs	3,652	12,842	13,941	42,315
Operation and maintenance	23,045	21,840	65,718	66,468
General and administrative	8,714	9,414	27,746	28,127
Transaction costs	119	62	714	675
Depreciation and amortization	24,112	22,204	71,845	64,018
(Gain) loss on asset sales	—	—	(214)	6
Long-lived asset impairment	7,696	—	7,696	—
Total costs and expenses	67,338	66,362	187,446	201,609
Other income	1	1	2	3
Interest expense	(12,132)	(10,558)	(36,333)	(28,504)
Income before income taxes	23,780	7,865	33,907	20,039
Income tax expense	(176)	(28)	(248)	(655)
Net income	$23,604	$7,837	$33,659	$19,384
Less: net income attributable to Summit Investments	—	1,724	5,403	5,690
Net income attributable to SMLP	23,604	6,113	28,256	13,694
Less: net income attributable to general partner, including IDRs	2,408	1,204	5,866	2,436
Net income attributable to limited partners	$21,196	$4,909	$22,390	$11,258

Earnings per limited partner unit:
Common unit – basic	$0.32	$0.08	$0.33	$0.22
Common unit – diluted	$0.32	$0.08	$0.33	$0.22
Subordinated unit – basic and diluted	$0.32	$0.08	$0.40	$0.17

Weighted-average limited partner units outstanding:
Common units – basic	41,974	34,424	38,258	32,936
Common units – diluted	42,147	34,658	38,387	33,144
Subordinated units – basic and diluted	24,410	24,410	24,410	24,410

EX 99.1-10

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended September 30,			Nine months ended September 30,
	2015		2014	2015	2014
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$60,208		$40,869	$142,731	$113,251
Adjusted EBITDA (1)	$48,455		$53,249	$157,166	$150,821
Capital expenditures	$29,115		$66,672	$89,290	$154,705
Acquisitions of gathering systems (2)	$(4,323)		$10,872	$288,618	$315,872
Distributable cash flow (1)	$34,420		$38,580	$115,108	$109,474
Adjusted distributable cash flow	$34,677		$38,021	$115,925	$110,787
Distributions declared	$40,977		$33,522	$116,983	$95,858
Distribution coverage ratio (3)	0.85	x	*	*	*

Operating data:
Aggregate average throughput – gas (MMcf/d)	1,390		1,465	1,497	1,393
Average throughput – liquids (Mbbl/d)	51.5		33.5	51.3	29.1
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects consideration paid, including working capital and capital expenditure adjustments paid (received), to fund acquisitions and/or drop downs.
(3) Distribution coverage ratio calculation for the three months ended September 30, 2015 is based on distributions in respect of the third quarter of 2015. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, quarter-to-date and year-to-date results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended September 30,			Nine months ended September 30,
	2015		2014	2015	2014
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$23,604		$7,837	$33,659	$19,384
Add:
Interest expense	12,132		10,558	36,333	28,504
Income tax expense	176		28	248	655
Depreciation and amortization (1)	24,297		22,447	72,493	64,711
Less interest income	1		1	2	3
EBITDA	$60,208		$40,869	$142,731	$113,251
Add:
Adjustments related to MVC shortfall payments (2)	(21,354)		11,220	1,914	33,810
Unit-based compensation	1,905		1,160	5,039	3,754
Loss on asset sales	—		—	—	6
Long-lived asset impairment	7,696		—	7,696	—
Less gain on asset sales	—		—	214	—
Adjusted EBITDA	$48,455		$53,249	$157,166	$150,821
Add cash interest received	1		1	2	3
Less:
Cash interest paid	21,703		12,626	46,434	29,779
Senior notes interest (3)	(9,750)		(2,142)	(11,171)	(3,017)
Maintenance capital expenditures	2,083		4,186	6,797	14,588
Distributable cash flow	$34,420		$38,580	$115,108	$109,474
Add:
Transaction costs	119		62	714	675
Regulatory compliance costs (4)	—		461	103	638
Ad valorem tax adjustment (5)	138		(1,082)	—	—
Adjusted distributable cash flow	$34,677		$38,021	$115,925	$110,787

Distributions declared	$40,977		$33,522	$116,983	$95,858

Distribution coverage ratio (6)	0.85	x	*	*	*
__________
* Not considered meaningful
(1) Includes amortization of favorable and unfavorable contracts reported in other revenues.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments, (ii) the release of deferred revenue in the event that a producer customer is no longer able to ship volumes in excess of its MVC and recover certain previous MVC shortfall payments as an offset to future gathering fees, and (iii) our inclusion of expected annual MVC shortfall payments.
(3) Senior notes interest represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(4) We incurred expenses associated with our adoption of the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred subsequent to completion of the 2014 integrated audit.

EX 99.1-12

(5) In the third quarter of 2015, we adjusted our estimate for ad valorem property taxes for 2015. This adjustment resulted in an increase to property tax expense of $0.1 million for the three months ended September 30, 2015. In the third quarter of 2014, we adjusted our estimate for ad valorem property taxes for 2014. This adjustment resulted in a reduction to property tax expense of $1.1 million for the three months ended September 30, 2014.
(6) Distribution coverage ratio calculation for the three months ended September 30, 2015 is based on distributions in respect of the third quarter of 2015. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, quarter-to-date and year-to-date results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-13

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA
TO ADJUSTED EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(In thousands)
Reportable segment adjusted EBITDA:
Marcellus Shale	$5,795	$3,956	$18,492	$11,676
Williston Basin – Gas	5,100	5,114	15,174	14,597
Williston Basin – Liquids	5,719	2,977	17,262	5,977
Barnett Shale	13,143	15,617	45,444	45,609
Piceance Basin	24,328	28,138	78,427	80,499
Total reportable segment adjusted EBITDA	54,085	55,802	174,799	158,358
Allocated corporate expenses	(5,630)	(2,553)	(17,633)	(7,537)
Adjusted EBITDA	$48,455	$53,249	$157,166	$150,821
Contact: Marc Stratton, Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-14